Exhibit 99.2

Engine Capital LP

1345 Avenue of the Americas, 33rd Floor

New York, NY 10105

(212) 321-0048

May 18, 2020

CIM Commercial Trust Corporation

17950 Preston Road, Suite 600

Dallas, Texas 75252

Attention: Board of Directors

Dear Members of the Board:

Engine Capital LP, together with its affiliates (“Engine” or “we”), is one of the largest stockholders of CIM Commercial Trust Corporation (“CMCT” or the “Company”), with ownership of approximately 6.2% of the Company’s outstanding shares. CMCT represents a significant investment for Engine. We invested in CMCT because of the quality of its real estate portfolio, our belief that the Company is deeply undervalued by the public markets (best evidenced by the stock currently trading at a ~67% discount to Net Asset Value or “NAV” per share) (1), and the fact that there are opportunities readily within the control of the Board of Directors (the “Board”) to meaningfully increase stockholder value by closing the significant gap between the current share price and NAV per share.

By way of background, Engine is a value-oriented investment firm launched in July 2013. Since its launch, Engine has negotiated board representation or settlements at 20 public companies and added 29 highly qualified new board members to these companies. Engine and its principals have significant experience investing in and engaging with real estate companies, including TIER REIT, Inc. (formerly NYSE: TIER), The RMR Group Inc. (NASDAQ: RMR) and Forest City Realty Trust, Inc. (formerly NYSE: FCEA and FCEB).

We have become increasingly concerned that the Board may be favoring the interests of CMCT’s external operator and administrative services provider (together with their affiliates, “CIM Group”) to the detriment of CMCT’s stockholders. Our concern is exacerbated by the fact that CMCT’s seven-member Board includes CIM Group’s three co-founders and three other individuals with significant ties to CIM Group and its principals. We are therefore compelled to convert our passive Schedule 13G filing to a Schedule 13D filing and share our concerns publicly. In particular, we are concerned that CMCT’s Board is planning to raise $25 million in equity by issuing shares at the Company’s currently depressed valuation. We are also disappointed by the Board’s recent decision to pay CIM Group’s first quarter management fees in shares instead of cash, causing unfair dilution for existing stockholders, especially since the management fee was calculated based on a $28.49 NAV per share, but paid in CMCT shares valued at $11.60 per share. We believe these actions raise significant concerns regarding the Board’s priorities, its ability to

(1) Stock price of $9.39 per share as of 5/15/2020 and NAV per share of $28.49 as of December 31, 2019.

make prudent capital allocation decisions on behalf of CMCT’s stockholders and its independence. CMCT’s governance exemplifies why externally managed REITs have poor reputations among public market investors.

Leading independent proxy advisory firms have also taken issue with CMCT’s corporate governance. For example, at the Company’s 2019 annual meeting of stockholders, Institutional Shareholder Services Inc. (“ISS”) recommended that stockholders withhold votes from the election of all seven director candidates and vote against the Company’s say-on-pay proposal. Most recently at the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”), ISS recommended that stockholders withhold votes from the election of two directors (Douglas Bech and Kelly Eppich), and vote against the Company’s say-on-pay proposal. ISS also assigned CMCT a governance QualityScore of “9” (on a scale of 1 to 10 where a “10” indicates maximum governance risk), while highlighting Board structure and stockholder rights as particular areas of concern.

At the 2020 Annual Meeting, CMCT’s unaffiliated stockholders expressed their disapproval with only a minority of the unaffiliated votes affirmatively voting “For” the proposed Board members, as indicated in the table below.

	For (excluding CIM Group	As % of unaffiliated	As % of unaffiliated
	shares)	shareholders	shareholders who voted
Douglas Bech	1,184,868.7	10%	21%
Robert Cresci	2,377,022.7	20%	43%
Kelly Eppich	1,372,039.7	12%	25%
Frank Golay, Jr	2,445,569.7	21%	44%
Shaul Kuba	2,487,393.7	21%	45%
Richard Ressler	2,486,578.7	21%	45%
Avraham Shemesh	2,487,433.7	21%	45%

Notes

Shares outstanding owned by unaffiliated shareholders: 11.8 million

Number of unaffiliated shares who voted at the meeting: 5.5 million

The results from the 2020 Annual Meeting should be a wake-up call for CMCT’s
Board. Stockholders are clearly not satisfied with the status quo and urgent action is required to protect and maximize value for stockholders.

We have yet to hear a compelling plan from the management team or Board about how the Company intends to close the significant gap between the current share price and NAV. Issuing common shares at a significant discount to NAV should not be part of any viable go-forward plan. When we discussed the Company’s future with CEO David Thompson a couple of months ago, we specifically asked about share issuances and Mr. Thompson clearly indicated it would make little-to-no sense to issue shares when the stock was trading at such a meaningful discount to NAV. Importantly, this conversation took place when the stock was trading in the $15 per share range.

Accordingly, with CMCT’s stock now trading below $10 per share, we were very surprised when the Company filed an ATM prospectus on March 16, 2020 for a $25 million equity raise. At the time of the filing, we were told by management that the ATM was done as part of the Company’s year-end filings and that there was no intention to issue equity at the current share price. These verbal comments were further confirmed by the Company’s own filing. The 8-K disclosing the ATM specifically stated, “Notwithstanding the execution of the Agreement, the Company currently does not intend to issue shares of Common Stock in the Offering until the Company believes that the market disruption caused by the global outbreak of the novel strain of the coronavirus has ceased and stability has returned to the capital markets.”

In light of the reassuring comments from management and written statements in the Company’s 8-K filing, we were surprised and disappointed to learn that CMCT is now actively looking to raise $25 million of common equity and hoping to convince investors that issuing equity at ~67% discount to NAV could somehow be “accretive” (because the proceeds could be invested in high-return projects). Although we fully appreciate that investing in certain real estate projects in the middle of the Covid-19 pandemic could produce attractive long-term returns, we are incredibly skeptical that doing so could offset the significant dilution associated with sourcing this capital by issuing common shares at such a material discount to NAV. Perhaps it could be argued that an equity raise at the current share price is accretive to funds from operations (“FFO”) per share (because the FFO per share is so small to begin with) or some other less relevant metric, but doing so would undoubtedly destroy intrinsic value and prove highly dilutive to NAV per share. The table below illustrates this dynamic.

	Dec 31, 2019 NAV	25% appreciation	50% appreciation	100% appreciation	200% appreciation
Assets	985.5	1,041.8	1,048.0	1,060.5	1,085.5
Debt	569.5	594.5	594.5	594.5	594.5
NAV	416	447.3	453.5	466	491
# shares	14.6	17.1	17.1	17.1	17.1
NAV per share	28.49	26.15	26.52	27.25	28.71
Accretion/dilution		-8.2%	-6.9%	-4.4%	0.8%

FFO	0.1	2.1	2.1	2.1	2.1
FFO/share	0.01	0.12	0.12	0.12	0.12
Accretion		1,693%	1,693%	1,693%	1,693%

We assume $25 million equity is raised by issuing 2.5 million shares at $10 per share. We assume this investment is levered 2 to 1 and appreciates at various returns of 25%, 50%, 100% and 200%, respectively. We assume a base FFO of $100,000 (actual FFO is negative but for sake of simplicity we assumed a small positive number) and assume the investment adds $2 million in FFO. As we can see from this example, even assuming a 100% appreciation on the investment (which we regard as a very high threshold and therefore unlikely), the resulting impact would be a negative 4.4% dilution to NAV per share. In fact, it would require an almost 200% return on the investment to breakeven on a NAV basis — a return hurdle we consider far too optimistic and highly improbable to achieve.

This simple example highlights how issuing shares at such a large discount to NAV will negatively impact the Company’s intrinsic value, and accordingly, we are very concerned that Chairman Richard Ressler, Mr. Thompson and CMCT’s Board may be putting the interests of CIM Group (which would directly benefit from the additional management fees from a larger entity) ahead of the interests of CMCT’s stockholders. We urge the Board to immediately stop any plans to raise equity at this point in time. The Company’s unaffiliated stockholders should not be forced to suffer this dilution to benefit CIM Group.

Similarly, Engine is also very disappointed with the Board’s recent decision to pay CIM Group its first quarter management fees in shares of CMCT instead of cash (with the intention to do so in the second quarter, and possibly in the third and fourth quarters of 2020 as well). The Q1 management fee was calculated based on a NAV of $28.49 per share as of December 31, 2019. However, instead of paying the $2,358,855 fee in cash, the Board elected to issue 203,349 shares of CMCT to CIM Group at $11.60 per share — a self-serving share issuance at a ~59% discount to the $28.49 NAV per share. This decision was incredibly dilutive for CMCT stockholders because the Board de facto issued 1.4% of the Company to CIM Group at a very depressed share price. Given that three of CMCT’s existing Board members (Mr. Ressler, Avraham Shemesh and Shaul Kuba) are principals of CIM Group (and Mr. Eppich was also a principal of CIM Group until February 2019), this decision raises legitimate questions about the potential conflicts of interest between CMCT and CIM Group and the priorities of CMCT’s Board.

Treating CMCT’s unaffiliated stockholders ethically and fairly should be a cornerstone of CIM Group’s ethos as a fiduciary. Although the Board may try to justify that paying the management fee in shares was a necessary decision to preserve cash and increase liquidity, the Board should appreciate that in addition to the dilutive aspect of issuing the first quarter fee in shares, the pure optics of the issuance at such a large discount to NAV sends a troubling message to unaffiliated stockholders and negatively impacts the credibility of CMCT’s Board, thereby impairing the long-term viability of CMCT as a public company. Importantly, between cash on hand and the Company’s existing revolver, CMCT had sufficient liquidity to pay the fee in cash. If the Board really felt that cash was not an option, it could have used a $28.49 value for the shares,(2) since this is the asset value that was being used to calculate the management fee. Alternatively, CIM Group could have chosen to waive or meaningfully reduce the excessive fee (based on a NAV that is likely overstating the current value of the Company given the recent market downturn) and “share the pain” with CMCT’s stockholders. This decision would be consistent with what many management teams and boards across the country have been doing lately by cutting salaries and board fees in response to the sharp economic downturn resulting from the pandemic. If the Board elects to continue paying CIM Group in shares throughout the current year, approximately 6% of CMCT’s total shares outstanding will be issued to CIM Group in 2020, a ludicrous number.

We also note that CIM Group recently filed with the SEC to raise money for a new investment vehicle, CIM Real Assets & Credit Fund. We are concerned that Mr. Thompson, who is the CEO of CMCT, will also be the CEO of this new entity. Stockholders of CMCT understandably want their CEO to be 100% focused on CMCT, not to be the CEO of a variety of

(2) If the Board had used the $28.49 NAV per share to calculate the number of shares to be issued to CIM Group, the Company would have issued 82,796 shares of CMCT instead of the 203,349 shares it issued.

CIM Group’s related entities. We also note that this new entity may potentially compete with CMCT and it would therefore be highly irregular and inappropriate that both entities share the same CEO. This situation raises additional governance concerns among CMCT’s unaffiliated stockholders.

Clearly the status quo cannot continue. CMCT is a small cap public REIT with a handful of office assets (and one hotel), primarily in California. As a public REIT, the Company lacks scale and geographical diversification. CIM Group would clearly like to grow and scale the business, but the reality is, CMCT does not have the balance sheet or the public market currency to effectively grow the business — especially given its significant cost of capital disadvantage compared to industry peers. Like many sub-scale businesses, the overhead costs are simply too large for a small business of CMCT’s size, a dynamic which compresses cash flows and potential dividends, despite an attractive set of underlying assets. Between the recurring management fees and G&A expenses, the Company’s overhead runs at an annualized level close to $20 million, an incredibly high number for a REIT with such a small number of properties. In addition, these overhead costs do not include a number of other fees and expenses that CIM Group charges to CMCT. The resulting overhead as a percentage of revenue or assets is well above the same metrics at other public REITs. Between the management fee and other payments to related entities, CIM Group is essentially getting paid all of CMCT’s earnings, and as consequence, FFO turned negative in the first quarter and will most likely worsen in the second quarter given the market downturn. As a result of these issues as well as the governance concerns outlined above, the stock is now trading at a 67% discount to NAV and neither CMCT’s Board or management has articulated a strategy to close this value gap. Needless to say, this is not a sustainable situation.

Given all the dynamics summarized herein, we believe the Board needs to objectively assess the best course of action to create value for stockholders. At this point, we believe the best risk-adjusted path forward to maximize value is to sell or liquidate the Company. It simply does not make sense to keep CMCT’s small handful of properties continuing to trade in the public market while burdened with this significant overhead. Although we acknowledge the midst of a global pandemic may not be the optimal time to sell real estate assets, the Company’s Board needs to change its strategy from a growth to a liquidation mindset. CMCT should use its available liquidity over the next few months to complete its three value-added projects and opportunistically sell assets to liquidate CMCT over the next 24 months. If the Board is able to return NAV to stockholders over the next 24 months, this path forward would provide CMCT’s stockholders with an IRR above 70%, an outstanding outcome for all stockholders. We believe this strategy is vastly superior to CMCT attempting to grow NAV per share by issuing equity at a depressed valuation.

In October 2018, CMCT announced a program to unlock value, improve liquidity in its stock and transition CMCT from “a private to a high-quality public REIT”. (3) Over the next few months, the Company sold a number of properties (at prices very close to NAV), paid a large special dividend and distributed CMCT shares to the partners of the private fund. Almost a year later, the stock is trading at a ~67% discount to NAV, there is almost no liquidity in the stock and

(3) Slide 15 of the latest investment presentation filed with the SEC on 5/11/2020.

CMCT is anything but a high-quality public REIT. It is time to finish the job and complete the value maximization program by liquidating or selling CMCT.

CIM Group is a sophisticated real estate developer, owner and operator which relies on its reputation to attract capital from institutional investors. Unfortunately, the current governance structure and lack of independence between CIM Group and CMCT reflect negatively on both entities and is weighing on the Company’s public market valuation. CMCT’s Board is simply not independent and appears to be putting CIM Group’s interests ahead of those of the Company’s stockholders. Accordingly, we urge CIM Group’s senior leadership and the Board to do the right thing for CMCT’s unaffiliated stockholders. A number of CMCT’s existing stockholders are well-funded, long-term institutional investors in the private funds previously raised by CIM Group. These investors are watching the developments at CMCT closely and CIM Group’s reputation as a prudent, fair and equitable fiduciary is at stake.

In closing, we hope CMCT’s Board will acknowledge the inherent challenges of keeping the Company public and initiate a process to maximize value. We request a meeting with the Board to discuss these important matters in greater detail. We look forward to working constructively with the Board and intend to monitor closely the developments at the Company. We must, however, reserve our rights to take whatever actions in the future we believe may be required to protect the best interests of stockholders.

Very truly yours,

/s/ Arnaud Ajdler
Arnaud Ajdler
Managing Member
Engine Capital L.P.